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                                   EXHIBIT 11


               STATEMENT REGARDING COMPUTATION OF PER SHARE LOSS



                                                 Three Months      Three Months
                                                     Ended             Ended
                                                March 31, 1999    March 31, 1998
                                                --------------    --------------




Net loss-Limited Partners                            $  0              $  0
                                                     ====              ====

Average Class A and B units outstanding               921               921
                                                     ====              ====

Net loss per Class A and B unit                      $  0              $  0
                                                     ====              ====